Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: July 25, 2012

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Second Quarter Income

John P. Olsen, CEO and President of Denmark Bancshares, Inc. ("DBI"), announced second quarter net income of $0.8 million, or $6.93 per share, down from $0.9 million or $7.30 per share in the second quarter of 2011. Return on assets and return on equity for the second quarter 2012 were 0.79% and 5.77% respectively, compared to 0.85% and 6.41%, respectively, for the same period one year ago. DBI has recorded net income of $1.7 million, or $14.07 per share, year-to-date 2012 compared to $1.8 million, or $14.98 per share, during the first six months of 2011.

DBI's provision for loan losses was $0.2 million for the second quarter and $0.3 million for the first half of both 2012 and 2011. The ratio of allowance for loan losses to total loans was 2.16% at June 30, 2012 and 2.17% at June 30, 2011. Net charge offs for the quarter ended June 30, 2012 were $0.2 million compared to approximately $0.5 million during the same period of 2011.

Loans increased $6.8 million during the first six months of 2012 when compared to year-end 2011 balances. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 2.5% as of June 30, 2012, compared to 2.7% at June 30, 2011 and 3.6% as of December 31, 2011. Nonaccrual loans have been reduced over the past six months to $7.2 million at June 30, 2012 compared to $8.7 million as of December 31, 2011 and steady compared to $7.2 million at June 30, 2011.

For the quarter ended June 30, 2012, DBI's net interest margin on a tax-equivalent basis was 3.43% compared to 3.51% as of June 30, 2011. "While our net interest margin is below that from last year at the same time, we did experience a 16 basis point improvement over our margin over the first quarter of 2012," stated Olsen. "Management continues to look for ways to improve our net interest margin during this prolonged low rate environment. Loan originations added another $3.1 million to our portfolio during the second quarter following similar strength in the first quarter and equaling annualized loan growth of 4.5% for the first six months of 2012. We also made progress in reducing our nonaccrual and past due levels during the first six months of this year and will continue to focus on improving our asset quality."

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $422 million as of June 30, 2012. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
June 30	Dec 31	June 30
(In thousands, except per share data)	2012	2011	2011
Financial Condition (1)
Total Loans	$304,594	$297,832	$293,855
Allowance for credit losses	6,585	6,578	6,388
Investment securities	78,031	67,611	68,547
Assets	421,540	425,986	410,023
Deposits	324,367	327,793	310,210
Other borrowed funds	38,151	40,041	42,609
Stockholders' equity	56,938	56,023	55,045
Book value per share	$ 480.21	$ 471.11	$ 462.89
Financial Ratios
Average equity to average assets	13.60%	13.23%	13.22%
Tier 1 capital to average assets	13.65%	13.69%	13.48%
Tier 1 capital to risk-weighted assets	18.25%	18.31%	17.99%
Total capital to risk-weighted assets	19.51%	19.57%	19.25%
Allowance for credit losses
to total loans (1)	2.16%	2.21%	2.17%
Non-performing loans to assets	1.70%	2.03%	1.75%
Non-performing loans to allowance for
credit losses (1)	109%	132%	112%
(1) As of the period ending.
For the Three Months	For the Six Months
Ended June 30,	Ended June 30,
Operating Results	2012	2011	2012	2011
Interest income	$4,360	$4,512	$8,665	$9,131
Interest expense	847	1,052	1,743	2,155
Net interest income	3,513	3,460	6,922	6,976
Provision for credit losses	150	150	300	300
Noninterest income	505	509	1,100	1,000
Securities write down for OTTI	44	80	77	105
Noninterest expense	2,577	2,487	5,116	5,038
Income tax expense	426	383	859	751
Net income	821	869	1,670	1,782
Net income per share	$ 6.93	$ 7.30	$ 14.07	$ 14.98
Operating Ratios
Return on average equity	5.77%	6.41%	5.88%	6.64%
Return on average assets	0.79%	0.85%	0.79%	0.87%
Interest rate spread (tax equivalent)	3.43%	3.51%	3.35%	3.57%